EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Third Quarter and the Extension of Stock Repurchase Program

METAIRIE, La., Nov. 1, 2013 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended September 30, 2013 was $576,000, or $0.22 per diluted share, a decrease of $71,000 from the quarter ended September 30, 2012. Net interest income decreased by $38,000 and non-interest income decreased by $198,000 during the third quarter of 2013 compared to the third quarter of 2012. The decrease in non-interest income was due to a $196,000 decrease in gains on the sale of residential mortgage loans during the period. Non-interest expense was $1.9 million and $2.0 million, respectively during the third quarter of 2013 and the third quarter of 2012. For the nine month period ended September 30, 2013, the Company reported net income of $2.1 million, or $0.79 per diluted share, compared to net income of $1.8 million, or $0.64 per diluted share, during the nine month period ended September 30, 2012.

In addition, the Company announced that it has extended the duration of its stock repurchase program that was initially announced on February 27, 2013 for a period of six months to May 1, 2014. There are currently 149,426 shares remaining to be purchased under the program. These shares may be acquired in the open market or privately negotiated transactions, as and when deemed appropriate by management.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "Despite the volatility displayed in interest rates during recent periods, the Board and management are pleased to report that the Company's level of net interest income has remained relatively consistent throughout. On an annualized basis, our net interest rate spread and net interest margins have increased to 3.00% and 3.27%, respectively. We remain committed to further strengthening these ratios and prudently managing our operating overhead in order to continue to build long-term value for our shareholders."

Total assets were $318.5 million at September 30, 2013, an increase of $6.6 million compared to December 31, 2012. During the nine months ended September 30, 2013, cash and cash equivalents decreased from $10.6 million to $6.9 million. Total securities available-for-sale were $6.2 million at September 30, 2013, a decrease of $5.9 million compared to December 31, 2012. Total securities held-to-maturity decreased by $16.9 million during the first nine months of 2013, to $50.5 million, at September 30, 2013. The decreases in securities available-for-sale and securities held-to-maturity were due to the contractual and early repayments of principal on mortgage-backed securities and CMOs. Net loans receivable were $245.3 million at September 30, 2013, an increase of $32.1 million, or 15.1%, compared to December 31, 2012. During the first nine months of 2013, our first mortgage loans secured by single family residential loans increased by $29.5 million, our funded home equity loans and lines increased by $1.9 million, and our loans secured by multifamily residential collateral increased by $3.8 million. Our first mortgage loans secured by non-residential commercial real estate decreased by $3.0 million, to $59.8 million, during the nine months ended September 30, 2013.

Total non-performing loans were $2.5 million at September 30, 2013, an increase of $1.0 million compared to December 31, 2012. Our non-performing loans were comprised of $22,000 in single-family residential mortgage loans, $19,000 in home equity loans and lines of credit, and $2.4 million in commercial real estate loans. During October 2013, the Bank sold, at a foreclosure auction, a parcel of commercial real estate that collateralized a non-performing commercial real estate loan with a carrying value of $1.1 million at September 30, 2013. The sale generated proceeds that satisfied all contractual principal, interest, late charges and legal fees associated with this loan. Other real estate owned was $583,000 at September 30, 2013, a decrease of $49,000 compared to December 31, 2012. Total non-performing assets were $3.0 million at September 30, 2013, or 0.95% of total assets.

Total deposits were $197.1 million at September 30, 2013 compared to $196.2 million at December 31, 2012. As of September 30, 2013, non-interest bearing deposits were $13.3 million, and interest-bearing deposits were $183.8 million. Total Federal Home Loan Bank advances and other borrowings were $57.6 million at September 30, 2013, an increase of $4.1 million from December 31, 2012.

Total shareholders' equity was $56.9 million at September 30, 2013, an increase of $146,000 from December 31, 2012. During the nine months ended September 30, 2013, the Company acquired 149,387 shares of its common stock at a total cost of $2.6 million pursuant to its repurchase plans. Additionally, the Company reissued 19,035 shares of treasury stock upon the exercise of stock options by several directors, which exercises resulted in an aggregate net increase of $219,000 to shareholders' equity. The increase in our treasury stock account was partially offset by net income of $2.1 million and the release of 42,934 shares held by the Company's Recognition and Retention Plan Trust which became vested and were released to plan participants during the first nine months of 2013. The release of these shares from the Recognition and Retention Plan Trust increased shareholders' equity by $498,000. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 14.39%, 24.82%, and 26.02%, respectively, at September 30, 2013.

During the quarter ended September 30, 2013, net interest income was $2.5 million, a decrease of $38,000 compared to the quarter ended September 30, 2012. Interest income decreased by $406,000 to $3.2 million during the third quarter of 2013 compared to the third quarter of 2012. This decrease in interest income between the respective quarterly periods was primarily due to a $4.8 million decrease in the average balance of interest-earning assets and a 45 basis point decrease in the average yield on our interest-earning assets.  The average yield on our interest-earning assets was 4.16% and 4.61%, respectively, for the quarterly periods ended September 30, 2013 and 2012. Interest income on loans receivable was $2.7 million during the third quarter of 2013 and $2.9 million during the third quarter of 2012.  The average balance of our loans receivable increased by $24.4 million during the third quarter of 2013 compared to the third quarter of 2012; however, the average yield on loans receivable decreased by 82 basis points between the respective quarterly periods. The average balance of our mortgage-backed securities and CMOs decreased by $28.4 million and the average yield on these securities decreased by 10 basis points during the third quarter of 2013 compared to the third quarter of 2012, resulting in a decrease of $240,000 in interest income earned on mortgage-backed securities and CMOs. Interest income on investment securities was $36,000 and $37,000, respectively, and interest income on other interest-earning assets was $5,000 and $3,000, respectively, during the quarterly periods ended September 30, 2013 and 2012.

During each of the nine month periods ended September 30, 2013 and September 30, 2012, net interest income was approximately $7.5 million.  Interest income decreased by $1.0 million, to $9.7 million, during the first nine months of 2013 compared to the first nine months of 2012. During this time, our average interest-earning assets decreased by $4.9 million and the average yield earned on our interest-earning assets decreased by 38 basis points. Interest income on loans receivable was $8.2 million, with an average yield of 4.74%, for the nine months ended September 30, 2013 compared to $8.4 million, with an average yield of 5.37%, for the nine months ended September 30, 2012. The average balance of our mortgage-backed securities and CMOs was $62.9 million during the first nine months of 2013, resulting in interest income of $1.5 million compared to an average balance of $87.1 million during the first nine months of 2012, which generated interest income of $2.2 million. The average yield on our mortgage-backed securities and CMOs was 3.07% and 3.40%, respectively, for the nine month periods ended September 30, 2013 and 2012. Interest income on investment securities was $111,000 and interest income on other interest-earning assets was $14,000 during the first nine months of 2013.

Total interest expense was $696,000, with our interest-bearing liabilities having an average cost of 1.15%, during the third quarter of 2013, compared to $1.1 million and an average cost of 1.71% for the third quarter of 2012. The average rate paid on interest-bearing deposits was 0.89% during the quarter ended September 30, 2013, a decrease of 23 basis points from the quarter ended September 30, 2012. Interest expense on borrowings was $289,000 at an average cost of 1.96% during the third quarter of 2013, and $552,000 at an average cost of 3.36% during the third quarter of 2012.  The decrease in our interest expense on borrowings was primarily due to the maturity of certain higher cost borrowings during the fourth quarter of 2012 and the first and second quarters of 2013, and their subsequent replacement with lower rate wholesale funding. The average interest rate spread for the three months ended September 30, 2013 was 3.01% compared to 2.90% for the three months ended September 30, 2012. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.26% for each of the three month periods ended September 30, 2013 and 2012.

For the nine month period ended September 30, 2013, total interest expense was $2.2 million, a decrease of $1.0 million compared to the nine month period ended September 30, 2012. Average interest bearing liabilities were $240.5 million for the nine months ended September 30, 2013 with an average cost of 1.23% compared to average interest-bearing liabilities of $246.6 million with an average cost of 1.77% during the nine months ended September 30, 2012.

The Company recorded a provision for loan losses of $96,000 during the third quarter of 2013 compared to $98,000 during the third quarter of 2012. Our allowance for loan losses was $2.2 and $1.9 million, respectively, at September 30, 2013 and December 31, 2012, or 0.89% of total loans receivable as of each of those dates.

For the nine months ended September 30, 2013, our provision for loan losses was $243,000 compared to $226,000 during the nine months ended September 30, 2012. At September 30, 2013, total non-performing loans were $2.5 million, or 0.99% of total loans, and total non-performing assets were $3.0 million, or 0.95% of total assets. Stated as a percentage of non-performing loans, our allowance for loan losses at September 30, 2013 was 89.85%.

Non-interest income for the third quarter of 2013 was $350,000, a decrease of $198,000 from the third quarter of 2012. Gains on the sale of mortgage loans were $163,000 during the third quarter of 2013 compared to $359,000 during the third quarter of 2012. The decrease in gains on the sale of loans between the respective quarterly periods was primarily due to an increase in mortgage loan rates which led to a decrease in refinancing activity. There were no gains recognized on our equity investment in a small business investment company ("SBIC") during the third quarter of 2013 compared to a $9,000 gain that was recognized during the third quarter of 2012.

For the nine month periods ended September 30, 2013 and 2012, total non-interest income was $1.8 million and $1.4 million, respectively. During the 2013 period, the Company recorded a $94,000 increase in customer service fees, and a $91,000 increase in gains on the sale of loans. In addition, during the first nine months of 2013, the Company recognized gains on its SBIC investment of $293,000, an increase of $266,000 compared to the first nine months of 2012.

Total non-interest expense was $1.9 million for the quarter ended September 30, 2013, a decrease of $133,000 compared to the quarter ended September 30, 2012. Salaries and employee benefits expense decreased by $177,000 during the third quarter of 2013 compared to the third quarter of 2012 due primarily to a reduction in the level of equity compensation associated with our stock option and recognition and retention plans. During the first quarter of 2013, the majority of the awards associated with these plans became fully vested and expensed. Occupancy expenses were $348,000 during the third quarter of 2013, an increase of $29,000 compared to the third quarter of 2012. Our estimate for the Louisiana bank shares tax decreased by $21,000 during the third quarter of 2013 compared to the third quarter of 2012. Our FDIC insurance premium was $39,000 for both quarterly periods presented in this press release. The net cost of our REO operations decreased by $25,000, to $4,000, during the third quarter of 2013 compared to the third quarter of 2012. Advertising expense increased by $21,000 to $81,000, and legal expenses increased by $43,000 to $60,000 during the third quarter of 2013 compared to the third quarter of 2012. Other non-interest expenses were $199,000 for the third quarter of 2013, and $202,000 for the third quarter of 2012.

Non-interest expense for each of the nine month periods ended September 30, 2013 and 2012 was $5.9 million. Salaries and employee benefits expense was $3.5 million during the nine months ended September 30, 2013, a decrease of $257,000 compared to the nine months ended September 30, 2012. A decrease of $391,000 in our equity compensation plan expenses was partially offset by increases in salaries, health insurance premiums and payroll taxes associated with staffing our new branch which opened in the second quarter of 2012. Occupancy expense was $1.0 million and $923,000, respectively, for the nine month periods ended September 30, 2013 and 2012. This increase was primarily due to the opening of the new branch office during the second quarter of 2012 and increased data processing costs. Our Louisiana bank share tax was $153,000 and our FDIC insurance premium expense was $115,000 for the nine month period ended September 30, 2013. The net cost of REO operations during the first nine months of 2013 was $77,000, a decrease of $22,000 compared to the first nine months of 2012. Advertising expenses increased by $101,000, to $278,000, during the 2013 period compared to the 2012 period due primarily to our new checking account campaigns. Legal expenses were $187,000 and other non-interest expenses were $616,000 during the nine months ended September 30, 2013.

For the three month period ended September 30, 2013, the Company recorded income tax expense of $314,000, a decrease of $30,000 from the three month period ended September 30, 2012. This increase in income tax expense was primarily due to a decrease in pre-tax income of $101,000 between the respective quarterly periods.

Income tax expense was $1.1 million based on pre-tax income of $3.2 million during the first nine months of 2013 compared to income tax expense of $948,000 on pre-tax income of $2.7 million during the first nine months of 2012.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	Sept. 30,	Dec. 31,
	2013	2012
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 318,470	$ 311,862
Cash and cash equivalents	6,895	10,646
Securities available-for-sale
Investment securities	2,344	6,384
Mortgage-backed securities & CMOs	3,885	5,755
Securities held-to-maturity
Investment securities	--	--
Mortgage-backed securities & CMOs	50,513	67,454
Loans receivable, net	245,283	213,159
Deposits	197,136	196,206
FHLB advances and other borrowings	57,591	53,454
Shareholders' equity	56,852	56,706

Book Value per Share	$19.69	$18.79

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,216	$ 3,622	$ 9,729	$ 10,771
Total interest expense	696	1,064	2,225	3,274
Net interest income	2,520	2,558	7,504	7,497
Provision for loan losses	96	98	243	226
Net interest income after provision for loan losses	2,424	2,460	7,261	7,271
Total non-interest income	350	548	1,827	1,367
Total non-interest expense	1,884	2,017	5,919	5,908
Income before income taxes	890	991	3,169	2,730
Income taxes	314	344	1,099	948
Net income	$ 576	$ 647	$ 2,070	$ 1,782

Earnings per share:
Basic	$ 0.23	$ 0.25	$ 0.83	$ 0.67
Diluted	$ 0.22	$ 0.24	$ 0.79	$ 0.64
Weighted average shares outstanding
Basic	2,486,602	2,554,652	2,478,719	2,667,946
Diluted	2,629,390	2,701,072	2,616,545	2,807,969

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.16%	4.61%	4.23%	4.61%
Average rate on interest-bearing liabilities	1.15%	1.71%	1.23%	1.77%
Average interest rate spread(2)	3.01%	2.90%	3.00%	2.84%
Net interest margin(2)	3.26%	3.26%	3.27%	3.21%
Average interest-earning assets to average interest-bearing liabilities	127.54%	126.23%	127.39%	126.23%
Net interest income after provision for loan losses to non-interest expense	128.66%	121.96%	122.67%	123.07%
Total non-interest expense to average assets	2.37%	2.50%	2.51%	2.47%
Efficiency ratio(3)	65.64%	64.94%	63.43%	66.65%
Return on average assets	0.72%	0.80%	0.88%	0.74%
Return on average equity	4.07%	4.65%	4.93%	4.17%
Average equity to average assets	17.77%	17.26%	17.76%	17.84%

	At or For the Period Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,
Asset Quality Ratios(4):	2013	2013	2013	2012
Non-performing loans as a percent of total loans receivable (5) (6)	0.99%	0.50%	0.58%	0.68%
Non-performing assets as a percent of total assets(5)	0.95%	0.55%	0.62%	0.67%
Allowance for loan losses as a percent of non-performing loans	89.85%	176.45%	154.12%	132.02%
Allowance for loan losses as a percent of total loans receivable (6)	0.89%	0.88%	0.89%	0.89%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	-0.02%	0.00%	0.01%

Capital Ratios(4):
Tier 1 leverage ratio	14.39%	14.33%	14.17%	14.03%
Tier 1 risk-based capital ratio	24.82%	24.74%	24.38%	25.39%
Total risk-based capital ratio	26.02%	25.89%	25.52%	26.50%
_____________________________________

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.

CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190